Exhibit 99.1

                                        Company Contact:

                                        Charles R. Daniel, III

                                        Chief Financial Officer

                                        (314) 621‑0699

Final for Release

                                        Investor Contacts:

                                        ICR, Inc.

                                        Allison Malkin

                                        (203) 682-8225

BAKERS FOOTWEAR REPORTS FIRST QUARTER FISCAL YEAR 2011 NET SALES

First Quarter Comparable Store Sales Increase 9.3%

ST. LOUIS, Mo. May 5, 2011 – Bakers Footwear Group, Inc. (OTC Bulletin Board: BKRS.OB), a leading specialty retailer of moderately priced fashion footwear for young women, with 231 stores, today reported net sales for the first quarter of fiscal 2011.

For the thirteen weeks ended April 30, 2011, the Company’s first fiscal quarter, net sales were $47.0 million, increasing 8.0% from $43.5 million for the thirteen weeks ended May 1, 2010.  Comparable store sales for the first quarter of fiscal 2011 increased 9.3%, compared to a comparable store sales decrease of 1.6% for the first quarter of fiscal 2010.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group commented, “We are pleased to report a 9.3% increase in first quarter comparable store sales.  Our sales growth was driven by increased average unit retail prices reflecting a strong performance in our exclusive brands, H. by Halston and Wild Pair and robust growth within the dress shoe category across our assortment.  We expect the favorable trends in our business to continue in the second quarter as we capitalize on the strong dress shoe trend and drive customer traffic and grow awareness and loyalty with our exclusive brands.”

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates 231 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL

CONDITION, AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS, AND IN ITS OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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